Exhibit 99.1

For Immediate Release

Pinnacle Airlines Corp. Announces Repayment of Remaining 3.25% Senior Convertible Notes due 2025

MEMPHIS, TENN. (February 16, 2010) – Pinnacle Airlines Corp. (NASDAQ: PNCL) (the “Company”) announced today that substantially all of the holders of its remaining $31 million par amount of 3.25% Senior Convertible Notes due 2025 (the “Notes”) elected to require the Company to repurchase the Notes at the par amount plus accrued interest.  Holders of the Notes had an option to require the Company to purchase the Notes on February 15, 2010 by giving notice on or prior to February 12.  Because February 15, 2010 was a banking holiday, the Company will repurchase substantially all of the Notes on February 16, 2010.  After repayment of the Notes, the Company’s balance of unrestricted cash and cash equivalents well exceeds the minimum liquidity requirements contained in some of its financing obligations, and the Company remains in full compliance with all of its existing debt obligations.

About Pinnacle Airlines Corp.

Pinnacle Airlines Corp. (NASDAQ: PNCL), an airline holding company, is the parent company of Pinnacle Airlines, Inc. and Colgan Air, Inc.  Pinnacle Airlines, Inc. operates a fleet of 140 regional jets under Delta brands in the United States, Canada, the Bahamas, Mexico, U.S. Virgin Islands, and Turks and Caicos Islands.  Colgan Air, Inc. operates a fleet of 48 regional turboprops as Continental Connection, United Express and US Airways Express.  Pinnacle Airlines Corp. operating units fly more than 1,280 daily flights and transport 13 million passengers a year to 158 cities and towns in North America.  The corporate headquarters is located in Memphis, Tenn.  Airport hub operations are located in Atlanta, Boston, Detroit, Newark, Washington Dulles, Houston, Memphis and Minneapolis.  Visit www.pncl.com for more information.

This press release contains various forward-looking statements based on management's beliefs, as well as assumptions made by and information currently available to management.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable; it can give no assurance that such expectations will prove to have been correct.  Such statements are subject to certain risks, uncertainties and assumptions, including those set forth in our filings with the Securities and Exchange Commission, which are available to investors at our web site or online from the Commission.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove erroneous, actual results may vary materially from results that were anticipated or projected.  The Company does not intend to update these forward-looking statements before its next required filing with the Securities and Exchange Commission.

Contact:
Joe Williams
901-346-6162